Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) made as of this 18th day of May, 2012 (the “Effective Date”), between DUSA Pharmaceuticals, Inc. (the “Company”) having offices at 25 Upton Drive, Wilmington, Massachusetts 01887 and Richard C. Christopher, currently residing at 9 Belknap Drive, Andover, MA 01810 (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated January 1, 2004, as amended as of October 24, 2006 and April 10, 2008 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive wish to enter into this Agreement, which shall replace and supersede the Prior Agreement, in order to set forth the terms and conditions of Executive’s employment and address a termination of Executive’s employment in circumstances that are both related to and unrelated to a Change in Control.

NOW THEREFORE, in consideration of the mutual covenants and promises, the parties agree as follows:

1. Employment: The Company will continue to employ Executive as the Vice President, Finance and Chief Financial Officer of the Company. Executive agrees to work on a full-time basis and to devote his best efforts and spend as much time and attention as is necessary to his duties to the Company. Executive shall report to the President and Chief Executive Officer of the Company. Executive agrees to abide by the Company’s Business Code of Ethics and Senior Officers Code of Ethics as in force from time to time.

2. Duties and Responsibilities: Notwithstanding any language contained herein to the contrary, Executive shall be responsible for (by way of example and not by way of limitation):

A. directing the fiscal functions of the corporation in accordance with generally accepted accounting principles issued by the Financial Accounting Standards Board, the Securities and Exchange Commission, other regulatory and advisory organizations and in accordance with financial management techniques and practices appropriate within the pharmaceutical industry and for public companies;

B. supervising and overseeing the financial planning, modeling and analysis for the Company, including but not limited to, the evaluation of business plans and/or opportunities and their impact on the financial results, the budget process, and financial system operations of the Company;

C. preparation and coordination of the annual budget and strategic plans;

D. participation in strategic planning, external corporate relationships and all financial management activities;

E. serving as the Company’s Corporate Compliance Officer in the performance of duties normally associated with a company’s corporate compliance officer;

F. supervising, hiring and firing of all Finance, Human Resources, and Information Technology department employees; and

G. performing duties, undertaking the responsibilities and exercising the authority customarily performed, undertaken and exercised by persons situated in a company’s Chief Financial Officer role, subject to any additional employment responsibilities as deemed appropriate by the Board of Directors and the Company’s senior management, from time to time.

3. Term: The Prior Agreement shall cease to be effective on the Effective Date. This Agreement shall become effective on the Effective Date and shall remain in effect through the first anniversary of the Effective Date (the “Term”); provided, however, that commencing with the first anniversary of the Effective Date, and on each anniversary thereof thereafter (each an “Extension Date”), the Term shall thereafter be automatically extended for unlimited additional one-year periods unless, at least 30 days prior to the next Extension Date, the Company gives written notice to Executive that it is electing not to so extend the Term; and provided further, however, that in the event of a Change in Control, the Term shall automatically be extended to the second anniversary of the Change in Control. Notwithstanding the foregoing, the Term shall be earlier terminated in the event of the termination of Executive’s employment with the Company.

4. Remuneration: The Company will pay to Executive an initial base salary equal to Two Hundred Ninety Four Thousand Seven Hundred Dollars ($294,700) per annum at intervals consistent with the Company’s administrative practices, from time to time. This base salary shall be reviewed by the Board of Directors of the Company from time to time, not less than on an annual basis, beginning in January, 2013; provided, however, that during his tenure with the Company, Executive’s base salary shall not be reduced. Any salary increases shall be determined by, and shall be made at the sole discretion of the Board. Following the end of each fiscal year during the Term, the Board may award a cash bonus to Executive in an amount up to forty percent (40%) of his current base salary for such year, to reflect the attainment of personal and corporate goals and objectives, as determined by the Board in its sole discretion. For purposes of awarding the total amount of such bonus, mutually agreeable performance objectives will be set at the beginning of any calendar year during his employment. The Board may, in its sole discretion, award an annual cash bonus above forty percent (40%) of Executive’s then current base salary for outstanding performance.

All salary and other payments and allowances outlined in this Agreement shall be subject to such withholding taxes and deductions as may be required by law.

5. Place of Employment: Executive will operate primarily from the offices of the Company in Wilmington, Massachusetts. Executive acknowledges, however, that there will be domestic and international travel required on a regular basis. Such travel is understood to be necessary in order to promote the business of the Company.

6. Benefits: Executive will be entitled to participate in the medical, disability, life, and other insurance benefit plans or pension, profit sharing, or 401K plans which may be made available to the officers and employees of the Company from time to time, subject to applicable eligibility rules thereof.

7. Stock Options: Executive shall be entitled to participate in the Amended and Restated 2011 Equity Compensation Plan, and any subsequent stock purchase and bonus or incentive plans that the Company shall from time to time make available to its officers and employees, subject to applicable eligibility rules thereof.

8. Vacation: Executive shall be entitled to vacation, and use thereof, in accordance with the Company’s vacation policy.

9. Expenses: All reasonable travel and other expenses incident to the rendering of services by on behalf of and in promoting the interests of the Company shall be paid by the Company, including but not limited to an automobile allowance in the amount of Nine Thousand Dollars ($9,000) per year, plus insurance up to a maximum of $1200.00 per year and mileage reimbursement at rates set by the Internal Revenue Service for travel relating to business of the Company. If such expenses are paid in the first instance by Executive, the Company agrees that it will reimburse him therefore upon presentation of appropriate statements, vouchers, bills and invoices as and when required by the Company to support the reimbursement request.

10. Confidential Information:

A. Executive understands that in the performance of his services hereunder he may obtain knowledge of “confidential information”, as hereinafter defined, relating to the business of the Company. As used herein, “confidential information” means any information (whether clinical, financial, administrative or otherwise), written or oral, (including without limitation, any formula, pattern, device, method, plan, process, or compilation of information) which (i) is, or is designed to be, used in the business of the Company or results from its research and/or development activities, or (ii) is private or confidential in that it is not generally known or available to the public, or (iii) gives the Company an opportunity to obtain an advantage over competitors who do not know or use it. Executive shall not, without the written consent of the Board, either during the term of his employment or thereafter, (a) use or disclose any such confidential information outside of the Company (except to consultants or other agents or representatives of the Company who are similarly bound to the Company by confidentiality obligations), (b) publish any article with respect thereto, (c) except in the performance of his services hereunder, remove or aid in the removal from the premises of the Company any such confidential information or any property or material which relates thereto.

B. Upon the termination of his employment with the Company, all documents, records, notebooks and similar repositories of or continuing information concerning the Company, or its products, services or customers, including any copies thereof, then in Executive’s possession or under his control, whether prepared by Executive or others, will be left with or immediately returned to the Company by Executive.

C.     (i) Executive shall promptly disclose to the Company any and all prescription drug products, devices, machines, methods, inventions, discoveries, improvements, processes, works or the like (all of which are referred to herein as “inventions”) which he may invent, conceive, produce, or reduce to practice, either solely or jointly with others, at any time (whether or not during work hours) during his employment hereunder.

(ii) All such inventions which in any way relate to the products manufactured, sold or used by the Company or to any methods, processes or apparatus used in connection with the manufacture of such products or treatment of disease or conditions, or in either case which are or may be or may become capable of use in the business of the Company, shall at all times and for all purposes be regarded as acquired and held by in a fiduciary capacity for, solely for the benefit of, the Company.

(iii) With respect to all such inventions, Executive shall:

(a) treat all information with respect thereto as confidential information within the meaning of, and subject to Section 10 above;

(b) keep complete and accurate records thereof, which records shall be the property of the Company;

(c) execute any application for letters patent of the United States and of any and all other countries covering such inventions, and give to the Company, its attorneys and solicitors all reasonable and requested assistance in preparing such application;

(d) from time to time, upon the request and at the expense of the Company, but without charge for services beyond the salary paid to him by the Company, execute all assignment or other instruments required to transfer and assign to the Company (or as it may direct) all inventions, and all patents and applications for patents, copyrights or applications for registration of copyrights, covering such inventions or otherwise required to protect the rights and interests of the Company;

(e) testify in any proceedings or litigation as to all such inventions; and

(f) in case the Company shall desire to keep secret any such invention, or shall for any reason decide not to have letters patent applied for thereon, refrain from applying for letters patent thereon.

D. Notwithstanding any of the foregoing in this section, information, whether confidential or proprietary or not, shall be exempt from the above confidentiality provisions if said information:

(i)	is known to Executive prior to his employment with the Company;

(ii)	is in the public domain on the date of employment;

(iii)	becomes public at any time through no fault of Executive; or

(iv)	is or becomes readily available from third parties who have no confidentiality obligations to the Company.

E. If Executive’s employment is terminated by the Company, Executive shall not, without the express prior written consent of the Company, directly, or indirectly, during the term of this Agreement or for a period of one (1) year after its termination, render services, or engage in activity including but not limited to, the activities engaged in by Executive during his employment with the Company, or any similar activity, for any company which activity relates to the development or sale of photodynamic therapy (“PDT”) or photodetection (“PD”) products directly competitive (i.e., medically or therapeutically) with the Company’s products or compounds or mixtures thereof. Such restriction shall apply whether the Executive is acting alone or as a partner, officer, director, employee or shareholder of any other corporation, or as a trustee, fiduciary, consultant or other representative of any other company. This restriction shall not apply if Executive has disclosed to the Company, in writing, all the known facts relating to such work or activity and has received a release, in writing from the Company, to engage in such work or activity. The making of passive and personal investments and the conduct of private business affairs shall not be prohibited hereunder. Ownership by of five percent (5%) or less of the outstanding shares of stock of any corporation either (i) listed on a national securities exchange or (ii) having at least 100 stockholders shall not make Executive a “stockholder” within the meaning of that term as used in this Section, so long as Executive has no participation in the management of such corporation. Executive shall not solicit or hire, directly or indirectly, any employee of the Company for a period of two (2) years after the date of termination of his employment to perform any such activities for his own benefit or the benefit of any new employer.

F. In the event of a breach or threatened breach of this Section 10, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach as Executive acknowledges that damages would be inadequate and insufficient.

11. Termination of Employment:

A. The Company may terminate Executive’s employment at any time, with or without Cause, on thirty (30) days prior written notice.

B. For purposes of this Agreement, the following terms will have the meanings set forth below:

(i) “Cause” shall mean (a) Executive’s physical or mental disability or other inability to perform the duties of his job for any reason for a period in excess of six (6) consecutive months, (b) Executive’s conviction in a court of law of a crime or offense, which conviction would prevent Executive from effective management of the Company or materially adversely affect the reputation of the Company, as determined by the Board in its sole discretion, exercising its reasonable judgment in good faith, or (c) Executive’s malfeasance or misconduct such as fraud, embezzlement, dishonesty, acts of moral turpitude, or a felony conviction.

(ii) “Good Reason” shall mean the occurrence of any one of the following events without either (x) Executive’s express prior written consent or (y) full cure within 30 days after Executive gives written notice to the Company, which notice is to be given by Executive within 90 days of the event(s) giving rise to the claimed “Good Reason”: (a) a reduction in Executive’s Salary; (b) a material diminution of the role and responsibility of Executive, including but not limited to a change in Executive’s position from an executive of a publicly traded company to the same title and role at a subsidiary; or (c) the relocation of Executive’s principal office, or principal place of employment, to a location more than fifty (50) miles from his principal office or principal place of employment on the Effective Date; provided however, that no event shall constitute grounds for a Good Reason termination unless Executive terminates his employment within one year after such event occurs.

(iii) “Salary” shall mean Executive’s per annum base salary in effect on the relevant date.

(iii) ‘Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.

C. Termination for Cause: In the event of a termination for Cause during the Term, Executive shall be paid his earned but unpaid Salary through the Termination Date. Nothing contained herein shall be interpreted to impair or otherwise affect the right of the Company to terminate Executive’s employment, at will, with or without good cause.

D. Termination by the Company without Cause or by Executive for Good Reason: If Executive’s employment is terminated by the Company without Cause, is due to non-renewal of the Term by the Company, or Executive terminates his employment for Good Reason during the Term, Executive shall be entitled to the following:

(i) an amount equal to one and one-half (1.5) times the sum of (a) Executive’s then current Salary and (b) forty (40%) of the Salary, paid in a lump sum within sixty (60) days following the Termination Date;

(ii) an amount equal to all outstanding vacation pay and any earned but unpaid salary or bonuses to the date of such termination, paid within two (2) weeks of the Termination Date and reimbursement for any business expense incurred by Executive up to and including the Termination Date following provision by of all applicable and necessary receipts (the “Accrued Obligations”); and

(iii) continued medical, life insurance, disability and other benefits to the same extent in which he participated prior to the Termination Date until the earlier to occur of eighteen (18) months following the Termination Date or the day Executive becomes eligible for and receives similar benefits with a new employer; and

(iv) if the Executive was terminated after June 30 of a given year (the “Performance Year”) and before the date in the year following the Performance Year on which annual bonuses, if any, with respect to such Performance Year are or would be paid to similarly situated executives (the “Bonus Payment Date”), a single sum payment in an amount equal to (and in lieu of) any annual bonus, if any, to which the Executive would be entitled for the Performance Year had the Executive been employed through the Bonus Payment Date; provided, however that such payment shall be (a) pro rated based on the portion of the Performance Year during which the Executive was actually employed by the Company; (b) calculated based upon actual Company performance, as determined in the Committee’s sole discretion, and assuming that the target level of individual performance was achieved by the Executive for the Performance Year; and (c) paid on the date on which bonuses for the Performance Year, if any, are paid to similarly situated executives, but not later than March 15 of the year following the Performance Year or as soon as administratively possible thereafter.

E. Termination upon Death: Executive’s employment with the Company will cease and this Agreement will terminate without further compensation upon Executive’s death during the Term. Upon his death, Executive’s estate will be entitled to any Company paid death benefit in force at the time of such death. In addition, Executive’s estate shall be paid any cash bonus to which he would have been entitled under Section 4 above (i.e. the bonus opportunity), such amount determined based on actual Company performance, pro-rated to the date of Executive’s death, and paid when bonuses are paid to other participants. Likewise, Executive’s beneficiaries as designated by him to the Company shall be entitled to receive the Accrued Obligations, and will be entitled to exercise any vested but unexercised stock options that were held by Executive at the time of his death, subject to the terms and conditions of such stock options.

F. Resignation without Good Reason: Executive will provide the Company with one (1) month minimum advance notice, in writing, of his resignation from the Company.

12. Change of Control: In the event that within two years following a Change in Control Executive terminates his employment hereunder with Good Reason or the Company terminates Executive’s employment hereunder without Cause during the Term, then, in lieu of the payments otherwise due to Executive under Section 11 above, Executive shall be entitled to:

A. a lump sum payment equal to two (2) times the sum of (i) Executive’s Salary during the fiscal year immediately preceding the year in which the Termination Date occurs and (ii) forty (40%) of such Salary, such payment to be made on the 60th day following the Termination Date;

B. the Accrued Obligations;

C. continued medical, life insurance and benefits to the same extent in which he participated prior to the Termination Date until the earlier to occur of eighteen (18) months following the Termination Date or the day Executive becomes eligible for and receives similar benefits with a new employer;

D. reimbursement for reasonable legal fees (not to exceed $50,000) relating to the review and negotiation of the Executive’s employment agreement, separation agreement, and/or consulting agreement entered into in connection with (or as a consequence of) a Change in Control; and

E. if acceleration has not already occurred upon a Change of Control, all outstanding stock options shall automatically accelerate and become fully exercisable and all restrictions and conditions on all outstanding stock awards and other equity based awards shall immediately lapse as of the date of the Executive’s termination of employment.

For the purposes hereof, “Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 5 of Schedule 14D promulgated pursuant to section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether or not the Company is then subject to such reporting requirements; provided that, without limitations, such a change in control shall be deemed to have occurred if (i) any person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities and thereafter the Board adopts a resolution to the effect that, for the purposes of this Agreement, a change in control of the Company has occurred; such ownership shall be defined pursuant to Rule 13d-3 of the 1934 Act and includes mergers or acquisitions whereby an outside party has in excess of thirty percent (30%) of the combined voting power; (ii) when the Company merges or consolidates with any other person or, entity other than a subsidiary and, upon consummation of such transaction own less than fifty percent (50%) of the equity securities of the surviving or consolidated entity; or (iii) a substantial portion of the assets of the Company are sold or transferred to another person or entity; provided that in no event will a Change in Control be deemed to have occurred unless such Change in Control qualifies as a change in control under Section 409A of the Code and the regulations promulgated thereunder.

13. Release: Executive’s entitlement to the payments described in Section 11.D and 12 are expressly contingent upon Executive first providing the Company with a signed general release of claims in favor of the Company in a form provided by the Company (the “Release”) and not revoking such Release for a period of seven days after its execution or thereafter. In order to be effective, such Release must be delivered by Executive to the Company no later than forty-five (45) days following the Termination Date.

14. Modification of Payments:

A. In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of Executive pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Section 280G of the Code on account of the aggregate value of the Payments due to Executive being equal to or greater than three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the base amount hereinafter being referred to as the “Base Amount”) so that Executive would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the net after-tax benefit that Executive would receive by reducing the aggregate Payments to an amount equal to 2.99 times the Base Amount is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive shall be reduced (but not below zero) so that the aggregate Payments due to Executive do not exceed an amount equal to 2.99 times the Base Amount, reducing first any cash Payments and thereafter any equity or equity-based Payments.

B. All determinations required to be made under this Section 14, including whether any Payment is a “parachute payment” and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm designated by the Company which is not the auditor of the Company or another party involved in the Change in Control (the “Accounting Firm”) and shall be based upon “substantial authority” (within the meaning of Section 6662 of the Code). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

15. Other Tax Matters:

A. The Company shall withhold all applicable federal, state and local taxes, workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

B. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A), any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” (within the meaning of Section 409A) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

C. After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” (within the meaning of Section 409A) as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” (as determined under Section 409A) and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” (within the meaning of Section 409A) and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

D. Any amounts otherwise payable to Executive following a termination of employment that are not so paid by reason of this Section 15 shall be paid as soon as practicable following, and in any event within thirty (30) days following, the date that is six (6) months after Executive’s separation from service (or, if earlier, the date of Executive’s death) together with interest on the delayed payment at the greater of 5% or the Company’s cost of borrowing. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

E. To the extent that any reimbursements are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

16. Indemnification: The Company will, to the extent permitted by the laws of the State of New Jersey, indemnify Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, that arises as a consequence of his duties as an employer and officer of the Company. Such indemnification will include such expenses as attorneys fees, judgments, fines and amounts awarded or agreed to in settlement, provided that Executive acted legally and in good faith, or reasonably believed that his actions were legal and performed in good faith. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre shall not, of itself, create a presumption that his actions were illegal or not performed in good faith.

The Company shall maintain its Director’s and Officer Insurance to cover the corporate indemnity. The Directors and Officer Policy shall also include an employment practices liability endorsement and the policy will survive his death.

17. Assistance with Post-Employment Matters: Executive shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with (i) any litigation in which it is, or may become, a party either during or after Executive’s employment, or (ii) any other matter of which Executive has knowledge. If such assistance is needed after Executive’s employment with the Company, Executive shall be reimbursed for reasonable and customary fees and expenses in connection with such assistance.

18. Provisions Operating Following Termination: Notwithstanding any termination of Executive’s employment with or without Cause, any provision of this Agreement necessary to give it efficacy shall continue in full force and effect following such termination.

19. Notices: Any notice to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by certified mail, postage prepaid, or by facsimile transmission, so long as receipt of such transmission is available, addressed to the recipient as follows:

To:	Richard C. Christopher
9 Belknap Drive
Andover, MA 01810

To:	DUSA Pharmaceuticals, Inc.
25 Upton Drive
Wilmington, Massachusetts 01887
Attention: Robert F. Doman

or to such other address or individual as may be designated by notice by either party to the other. Any notice given by personal delivery shall be deemed to have been given on the day of actual delivery and, if made or given by certified mail, on the third day, other than a Saturday or Sunday following the deposit thereof with the U.S. Postal Service.

20. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The parties hereby agree that any litigation arising from disputes regarding the subject matter of this Agreement shall be brought in United States federal district court in the judicial district encompassing Boston, Massachusetts or Massachusetts state courts. The parties hereby expressly consent to venue and jurisdiction in such courts.

21. Benefit of Agreement: This Agreement shall inure to the benefit of and be binding upon the heirs, executives, administrators and legal personal representatives of Executive and to and upon the successors and assigns of the Company, respectively.

22. Entire Agreement: This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of employment of Executive and cancels and supersedes any prior understandings and agreements between the parties to this Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements expressed, implied or statutory between the parties hereto other than as expressly set forth in this Agreement.

23. Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

24. Amendments and Waivers: Any provision of this Agreement may be amended or waived only with prior written consent of the Company and Executive.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

DUSA Pharmaceuticals, Inc.

By:	/s/ Robert F. Doman
Robert F. Doman, President and
Chief Executive Officer

Dated: May 18, 2012

EXECUTIVE:

By:	/s/ Richard C. Christopher
Richard C. Christopher

Dated: May 18, 2012